Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 3
Payment Date	04/25/2002

Servicing Certificate
Beginning Pool Balance	18,368,351.18
Beginning PFA	0.00
Ending Pool Balance	16,851,403.64
Ending PFA Balance	-
Principal Collections	1,494,723.94
Principal Draws	-
Net Principal Collections	1,494,723.94
Active Loan Count	810

Interest Collections	148,477.05

Weighted Average Net Loan Rate	9.66000%
Substitution Adjustment Amount	0.00

Note Rate	7.9500%

Term Notes	Amount	Factor
Beginning Balance	17,388,160.46	0.3477632
Ending Balance	15,884,278.06	0.3176856
Principal	1,503,882.40	30.0776480
Interest	115,196.56	2.3039312
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	21,948.51

Beginning Overcollateralization Amount	980,190.72
Overcollateralization Amount Increase (Decrease)	(13,065.14)
Outstanding Overcollateralization Amount	967,125.58
Overcollateralization Target Amount	967,125.58

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	183,419.32	8	1.09%
Delinquent Loans (60 Days)*	34,270.69	3	0.20%
Delinquent Loans (90 Days)*	14,499.98	2	0.09%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	38,105.15	1	0.23%
Delinquent Loans (180+ Days)*	92,125.58	4	0.55%
Foreclosed Loans	72,537.44	3	0.43%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	179,145.74
Current Month Loss Amount	22,223.60
Current Month Principal Recovery	18.00
Net Ending Loss Amount	201,351.34

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest Withdrawn for prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Funding Account balance sent to Noteholders	-
Payment for Additional Purchases	-
Ending Funding Account Balance	-
Interest Earned for current Collection Period	-
Interest Withdrawn for prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00